Exhibit 99.1

NOMINATION AND STANDSTILL AGREEMENT

This Nomination and Standstill Agreement (as the same may be amended, this “Agreement”), dated as of November 6, 2023 (the “Effective Date”), is by and among The Joint Corp., a Delaware corporation (the “Company”), and the Persons (as defined below) set forth on the signature pages hereto (collectively “Bandera”). Capitalized terms used in this Agreement without definition shall have the meanings set forth in Section 19.

WHEREAS, the Company and Bandera have come to an agreement with respect to certain matters relating to the composition of the Board of Directors of the Company (the “Board”) and certain other matters as provided in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound hereby, agree as follows:

Section 1. Board Appointment and Related Agreements.

(a) Board Appointment. The Company represents and warrants that, on or prior to the Effective Date, the Board and the Nominating and Governance Committee of the Board (the “Nominating Committee”) have taken all requisite action so that, as long as neither Bandera nor any of Bandera’s controlled Affiliates or Representatives (as defined below) have breached this Agreement (and such breach has not been cured within five (5) days after written notice has been delivered by the Company to Bandera of such breach), Jefferson Gramm shall be appointed as a member of the Board (the “New Director”), effective as of January 2, 2024 (the “Appointment Date”), to serve until he or his successor is elected and qualified at the 2024 Annual Meeting of Stockholders of the Company (the “2024 Annual Meeting”), subject to his earlier death, resignation or removal.

(b) New Director Nomination. As long as (i) neither Bandera nor any of Bandera’s controlled Affiliates or Representatives are in breach of this Agreement (and such breach has not been cured within five (5) days after written notice has been delivered by the Company to Bandera of such breach) and (ii) the New Director provides to the Company all information concerning the New Director that the Company is required to include in its proxy statement in connection with such election, the Company shall (A) include the New Director as a nominee for election to the Board in its proxy statement for election of directors at the 2024 Annual Meeting as a nominee of the Company, and (B) recommend that the Company’s stockholders vote in favor of the election of the New Director at the 2024 Annual Meeting in a manner no less rigorous and favorable than the manner in which the Company supports its other nominees in connection with the 2024 Annual Meeting. Notwithstanding anything to the contrary in the foregoing provisions of this Section 1(b), in the event that the Board (or a duly authorized committee thereof) determines, in good faith, after consultation with outside legal counsel, that the taking of the foregoing actions would constitute a breach of fiduciary duties to the Company and the Company’s stockholders, then the Company shall not be required to take such actions and shall notify Bandera in writing promptly of such determination and the reasons therefor and Bandera shall be entitled to nominate a new natural person (acceptable to the Board and/or the Nominating Committee in the exercise of their fiduciary duties) for election to the Board as the New Director within ten (10) days of Bandera’s receipt of such notice from the Company.

(c) Replacement Rights. If the New Director is unable to serve as a director of the Company due to disability and resigns as a director of the Company, or no longer serves as a director of the Company due to death, in either case, during the Cooperation Period, Bandera shall be permitted to privately identify a replacement candidate who meets the Director Criteria (a “Replacement Nominee”) and, as long as (i) neither Bandera nor any of Bandera’s controlled Affiliates or Representatives are in breach of this Agreement (and such breach has not been cured within five (5) days after written notice has been delivered by the Company to Bandera of such breach), (ii) the Replacement Nominee provides to the Company all information concerning the Replacement Nominee that the Company is required to include in its proxy statement in connection with the election of directors at an annual meeting of stockholders, (iii) the Replacement Nominee agrees to comply with the Company Policies (as defined below), (iv) the Replacement Nominee agrees that the he or she is not, and during the Cooperation Period will not, become a party to any agreement, arrangement or understanding (whether written or oral) with any other Person with respect to his or her service as a director of the Company, including any such agreement, arrangement or understanding with respect to how such Replacement Nominee should or would vote or act on any issue or question as a director of the Company, and (v) the Replacement Nominee has been approved by the Nominating Committee and/or the Board after exercising their good-faith customary due diligence review and consistent with the fiduciary duties owed to the Company and its stockholders, the Replacement Nominee shall be appointed to fill the vacancy created by the aforesaid resignation or death of the New Director (any Replacement Nominee so appointed as a director of the Company, a “Replacement Director”), it being understood that Bandera may continue to propose privately additional Replacement Nominees in the event an identified Replacement Nominee is not approved by the Nominating Committee and/or the Board in accordance with the foregoing clause (v) until a Replacement Nominee is appointed to the Board to fill the vacancy created by the aforesaid resignation or death of the New Director. If a Replacement Nominee is appointed to the Board pursuant to this Section 1(c), all references in this Agreement to the New Director shall include such Replacement Director, as applicable.

(d) Board Size. During the Cooperation Period, the number of directors serving on the Board shall not exceed eight (8) directors unless the Board (or a duly authorized committee thereof) determines, in good faith, after consultation with outside legal counsel, that the failure to increase the number of directors serving on the Board would constitute a breach of fiduciary duties to the Company and the Company’s stockholders.

(e) Additional Agreements.

(i) Bandera agrees (A) to cause its controlled Affiliates and Representatives to comply with the terms of this Agreement and (B) that Bandera shall be responsible for any breach of this Agreement by any such controlled Affiliate or Representative. A breach of this Agreement by any controlled Affiliate or Representative of Bandera, if such controlled Affiliate or Representative is not a party hereto, shall be deemed to occur if such controlled Affiliate or Representative engages in conduct that would constitute a breach of this Agreement if such controlled Affiliate or Representative were a party hereto to the same extent as Bandera.

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(ii) During the Cooperation Period (provided that the New Director is appointed to the Board in accordance with Section 1(a) and nominated for election to the Board in accordance with Section 1(b)), Bandera agrees that it shall, and shall cause each of its controlled Affiliates to, appear in person or by proxy at each annual or special meeting of the stockholders of the Company (each, a “Stockholder Meeting”) and vote all Voting Securities beneficially owned, directly or indirectly, by Bandera or such Affiliate (or which Bandera or such Affiliate has the right or ability to vote) at such meeting (A) in favor of the slate of directors recommended by the Board, (B) against the election of any nominee for director not approved, recommended and nominated by the Board for election at any such Stockholder Meeting and (C) in accordance with the Board’s recommendation with respect to any and all other matters presented at such Stockholder Meeting; provided, however, that Bandera shall be permitted to vote in its sole discretion with respect to any Extraordinary Transaction that is submitted to the stockholders of the Company for a vote.

(iii) During the Cooperation Period, Bandera shall not (and Bandera shall cause its controlled Affiliates not to), directly or indirectly, (A) Transfer any shares of common stock, par value $0.001 per share, of the Company (the “Common Stock”), Beneficially Owned by Bandera or any of its controlled Affiliates to any Prohibited Transferee, or (B) consummate a Substantial Disposition or enter into any agreement, arrangement or understanding to consummate a Substantial Disposition, other than in the case of each of clauses (A) and (B), (x) through open market transactions where the identity of the purchaser is unknown to Bandera or any of its controlled Affiliates or (y) pursuant to a tender or exchange offer or other Extraordinary Transaction; provided, that such restrictions shall not apply to the pledging of shares of Common Stock to a lender in connection with bona fide margin loans or the exercise of remedies in connection therewith.

(iv) Notwithstanding anything herein to the contrary, the Company agrees that Bandera and its controlled Affiliates are permitted to Transfer all or any portion of shares of Common Stock Beneficially Owned by them and any Synthetic Position in any Voting Securities of the Company to any Person that is a controlled Affiliate of Bandera; provided, that such controlled Affiliate of Bandera executes and delivers an instrument agreeing to be bound by and comply with this Agreement, and that such Transfer will not constitute a breach of, or implicate any provision of, this Agreement.

(f) The Parties acknowledge that the New Director, upon election or appointment to the Board, will be governed by the same protections and obligations regarding confidentiality, conflicts of interest, related person transactions, fiduciary duties, codes of conduct, trading, and disclosure policies, director resignation policy, stock ownership guidelines, and other governance guidelines and policies of the Company as other directors of the Company (collectively, “Company Policies”), and shall have the same rights and benefits, including with respect to insurance, indemnification, compensation, and fees, as are applicable to all non-management directors of the Company. At all times while serving as a member of the Board, the New Director shall comply with all laws, regulations, stock exchange rules, policies, codes and guidelines applicable to Board members generally.

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Section 2. Standstill Agreement. During the Cooperation Period, Bandera shall not, and shall cause each of its controlled Affiliates not to, directly or indirectly (including through any director, officer, employee, partner, member, manager, agent or other representative in each case acting on its behalf (each of the foregoing, a “Representative” and more than one, “Representatives”) of Bandera or any controlled Affiliate of Bandera), in any manner, alone or in concert with others (unless expressly permitted in writing by the Board):

(a) (i) acquire, cause to be acquired, or offer, seek or agree to acquire, whether by purchase, tender or exchange offer, through the acquisition of control of another Person, by joining or forming a partnership, limited partnership, syndicate or other group (including any group of Persons that would be treated as a single “person” under Section 13(d) of the Exchange Act), through swap or hedging transactions or otherwise (the taking of any such action, an “Acquisition”), Beneficial Ownership of any equity securities of the Company (or any direct or indirect rights or options to acquire such ownership, including voting rights decoupled from the underlying Voting Securities), such that after giving effect to any such Acquisition, Bandera or any of its controlled Affiliates holds, directly or indirectly, in excess of that number of Voting Securities held by Bandera and its controlled Affiliates on the Effective Date, (ii) acquire, cause to be acquired, or offer, seek or agree to acquire, whether by purchase or otherwise, any interest in any indebtedness of the Company, (iii) acquire, cause to be acquired, or offer, seek or agree to acquire, ownership (including Beneficial Ownership) of any asset or business of the Company or any right or option to acquire any such asset or business from any Person, in each case other than (x) securities of the Company or (y) in the ordinary course of the Company’s business, (iv) offer, seek or agree to acquire, whether by purchase or otherwise, any Synthetic Position in any Voting Securities, or (v) effect or seek to effect, offer or propose, or knowingly encourage any other Person to effect or seek to effect, an Extraordinary Transaction; provided, however, that nothing in this Agreement shall prohibit Bandera from (x) tendering into a tender or exchange offer available to all stockholders of the Company or (y) transferring Bandera’s shares of Common Stock pursuant to any Extraordinary Transaction approved by the Board and, if required by applicable law, the stockholders of the Company;

(b) other than in accordance with this Agreement, (i) nominate, give notice of an intent to nominate, or recommend for nomination a natural person for election to the Board or take any action in respect of the removal of any director of the Company, (ii) knowingly seek or encourage any Person to submit any nomination in furtherance of a “contested solicitation” with respect to, or take any other action in respect of, the election or removal of any director of the Company, (iii) submit, or knowingly seek or encourage the submission of, any stockholder proposal (pursuant to Rule 14a-8 or otherwise) for consideration at, or bring any other business before, any Stockholder Meeting, (iv) request, or knowingly initiate, encourage or participate in any request, to call a Stockholder Meeting, (v) seek to amend any provision of the certificate of incorporation, bylaws or other governing documents of the Company (each as may be amended from time to time) or (vi) take any action prohibited by clause (i) or (ii) with respect to any subsidiary of the Company; provided, for the avoidance of doubt, that nothing in this Agreement shall prevent Bandera or its controlled Affiliates from taking actions in furtherance of identifying director candidates in connection with the exercise of its rights under Section 1(b) and Section 1(c), so long as such actions do not create a public disclosure obligation for Bandera or the Company and are undertaken on a basis reasonably designed to be confidential;

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(c) solicit any proxy, consent or other authority to vote of stockholders or conduct any other referendum (binding or non-binding) (including any “withhold,” “vote no” or similar campaign) with respect to, or from the holders of, Voting Securities, or become a “participant” (as such term is defined in Instruction 3 to Item 4 of Schedule 14A promulgated under the Exchange Act) in, or knowingly assist, advise, initiate, encourage or influence any Person (other than the Company) in, any “solicitation” of any proxy, consent or other authority to vote any Voting Securities (other than such assistance, advice, encouragement or influence that is consistent with the Board’s recommendation in connection with such matter); provided, however, that the foregoing shall not restrict Bandera from stating how it intends to vote with respect to an Extraordinary Transaction, if any, in accordance with Section 1(e)(ii) and the reasons therefor;

(d) (i) grant any proxy, consent or other authority to vote with respect to any matters (other than to the Company’s named proxies at any Stockholder Meeting) or (ii) deposit or agree or propose to deposit any securities of the Company in any voting trust or similar arrangement, or subject any securities of the Company to any agreement or arrangement with respect to the voting of such securities (including a voting agreement or pooling arrangement), in each case, other than (A) any such voting trust or arrangement solely for the purpose of delivering to the Company or its designee a proxy, consent, or other authority to vote in connection with a solicitation made by or on behalf of the Company or (B) customary brokerage accounts, margin accounts and prime brokerage accounts;

(e) knowingly encourage, advise or influence any Person, or knowingly assist any Person in so encouraging, advising or influencing any Person, with respect to the giving or withholding of any proxy, consent or authority to vote any Voting Securities or in conducting any referendum (binding or non-binding) (including any “withhold,” “vote no” or similar campaign); provided, however, that the foregoing shall not restrict Bandera from stating how it intends to vote with respect to an Extraordinary Transaction, if any, in accordance with Section 1(e)(ii) and the reasons therefor;

(f) form, join, knowingly encourage the formation of, or knowingly participate in any partnership, limited partnership, syndicate or group (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any Voting Securities (other than a group that includes Bandera and its controlled Affiliates, but does not include any other Persons that are not Bandera or any of its controlled Affiliates);

(g) publicly make, publicly advance or publicly disclose any request or proposal to amend, modify or waive any provision of this Agreement, or take any action challenging the validity or enforceability of any provision of or obligation arising under this Agreement (provided, however, that Bandera may make confidential requests to the Board (or a duly authorized committee thereof) to amend, modify or waive any provision of this Agreement, so long as any such request is not publicly disclosed by Bandera and is made by Bandera in a manner that could not reasonably be expected to require, and that does not require, the public disclosure thereof by the Company, Bandera or any other Person (it being understood that the Board (or a duly authorized committee thereof) shall have no obligation to grant any such waiver request and may reject such requests in its sole and exclusive discretion); provided, further, that nothing in this Agreement shall prevent Bandera from taking any action to enforce the provisions of this Agreement or making counterclaims with respect to any action initiated by or on behalf of the Company against Bandera;

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(h) make a request for a list of the Company’s stockholders or for any books and records of the Company whether pursuant to Section 220 of the Delaware General Corporation Law or otherwise;

(i) take any action that would reasonably be expected to require Bandera or the Company to make a public announcement or disclosure regarding the matters set forth in Section 2(a)(v);

(j) enter into any discussion, negotiation, agreement, arrangement or understanding with any third party (other than the Company, Bandera, any controlled Affiliate of Bandera, any of its Representatives or any of its actual or potential financing sources or advisors as long as it would not reasonably be expected to require Bandera to make a public announcement or disclosure and such activity does not directly or indirectly create any exclusivity, lock-up, dry-up or other similar agreement, arrangement or understanding with any such potential financing source) concerning the matters set forth in Section 2(a)(v); or

(k) knowingly encourage, assist, solicit, or seek to cause any Person to undertake any action in violation of this Section 2.

Notwithstanding anything in this Agreement to the contrary, the provisions of this Agreement shall not and shall not be deemed to (i) prohibit Bandera or any of its controlled Affiliates or Representatives from communicating privately with the Company’s directors, officers or Representatives regarding any matter, so long as such communications are not intended to, and would not reasonably be expected to, require any public disclosure of such communications by any Person, (ii) prohibit or restrict the New Director, in the exercise of his or her fiduciary duties in good faith, from taking any action in his or her capacity as a director of the Company, (iii) prohibit Bandera or any of its controlled Affiliates or Representatives from communicating privately with stockholders of the Company and others in a manner that does not otherwise violate this Agreement, or (iv) prevent Bandera or its controlled Affiliates or Representatives from taking any action necessary to comply with or as required by a Legal Requirement (as defined below), provided, however, that a breach by Bandera or any of its controlled Affiliates or Representatives of this Agreement is not the cause of the applicable Legal Requirement.

The restrictions in this Section 2 shall terminate automatically upon the earliest of: (i) the expiration of the Cooperation Period; (ii) five (5) Business Days’ prior written notice delivered by Bandera to the Company following a material breach of this Agreement by the Company if such breach has not been cured within such notice period, provided, however, that neither Bandera nor any of its controlled Affiliates or Representatives is then in material breach of this Agreement; (iii) (A) upon the announcement by the Company that it has entered into a definitive agreement with respect to any Extraordinary Transaction that would result in the acquisition by any person or group of more than 50% of the Voting Securities or a sale of all or substantially all assets of the Company or (B) upon the announcement by the Company that it has entered into a definitive agreement with respect to any Extraordinary Transaction that would not result in the acquisition by any person or group of more than 50% of the Voting Securities or a sale of all or substantially all assets of the Company and (iv) the commencement of any tender or exchange offer (by a Person other than Bandera or any of its controlled Affiliates or Representatives) if (and only if) the Board does not, within ten Business Days of such commencement, recommend against acceptance of such tender or exchange offer, and which such tender or exchange offer, if consummated, would constitute an Extraordinary Transaction that would result in the acquisition by any person or group of more than 50% of the Voting Securities.

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Section 3. Representations and Warranties of All Parties. Each Party represents and warrants to the other Party that (a) such Party has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder, (b) this Agreement has been duly and validly authorized, executed and delivered by it and is a valid and binding obligation of such Party, enforceable against such Party in accordance with its terms (subject to applicable bankruptcy and similar laws relating to creditors’ rights and to general equity principles) and (c) this Agreement will not result in a material violation of any (i) term or condition of any agreement to which such Person is a party or by which such Party may otherwise be bound or (ii) law, rule, license, regulation, judgment, order or decree governing or affecting such Party.

Section 4. Representations, Warranties and Covenants of Bandera. Bandera represents, warrants and covenants to the Company that, as of the date of this Agreement, Bandera collectively Beneficially Owns and is entitled to vote an aggregate of 3,937,296 shares of Common Stock and does not have a Synthetic Position with respect to the Company.

Section 5. Press Release; Communications. Promptly following the execution of this Agreement, the Company shall issue a mutually agreeable press release in the form attached hereto as Exhibit A (the “Press Release”) announcing certain terms of this Agreement. During the Cooperation Period, neither the Company (including the Board or any committee thereof) nor Bandera shall make or cause to be made, and the Company and Bandera will cause their respective controlled Affiliates and Representatives not to make or cause to be made, any public announcement or statement with respect to the subject matter of this Agreement that is contrary to the statements made in the Press Release or the terms of this Agreement, except as required by applicable law or the rules of any stock exchange or with the prior written consent of the other Party. The Company acknowledges that Bandera may file this Agreement as an exhibit to its Schedule 13D and any amendment thereof. The Company shall be given a reasonable opportunity to review and comment on any Schedule 13D filing made by Bandera with respect to this Agreement, and Bandera shall give reasonable consideration to any comments of the Company. Bandera acknowledges and agrees that the Company may file this Agreement and file or furnish the Press Release with the SEC as exhibits to a Current Report on Form 8-K and other filings with the SEC. Bandera shall be given a reasonable opportunity to review and comment on any Current Report on Form 8-K or other filing with the SEC made by the Company with respect to this Agreement, and the Company shall give reasonable consideration to any comments of Bandera.

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Section 6. Confidentiality.

(a) The Company hereby agrees that during the period in which the Confidentiality Agreement (as defined below) is in effect, the New Director shall be permitted to and may provide to Bandera confidential information, including discussions or matters considered in meetings of the Board or any Board committees, provided that Bandera executes a confidentiality agreement in the form set forth on Exhibit B attached hereto (the “Confidentiality Agreement”). Bandera acknowledges that it is aware, and will advise each of its Affiliates or Representatives who receive confidential information pursuant to this Section 6, that United States securities laws prohibit any Person who has received material, non-public information from purchasing or selling securities on the basis of such information or from communicating such information to any other Person under circumstances in which it is reasonably foreseeable that such Person may trade securities on the basis of such information. During the Cooperation Period, the Company shall provide Bandera with at least five Business Days advance written notice of each opening and expiration of each blackout period, and Bandera shall not purchase or sell, directly or indirectly, any securities of the Company during any blackout periods applicable to all directors under the Company’s insider trading policy.

(b) For the avoidance of doubt, the Parties acknowledge and agree that the obligations of Bandera and the New Director under this Section 6 and the Confidentiality Agreement shall be in addition to, and not in lieu of, any confidentiality obligations of the New Director under Delaware law and the applicable corporate governance policies of the Company (collectively, the “Governing Documents”); provided, however, that in the event of a conflict between the New Director’s confidentiality obligations under the applicable Governing Documents and those in the Confidentiality Agreement, the terms of the Confidentiality Agreement shall control. The Company agrees that during the Cooperation Period, any changes to the Governing Documents will be adopted in good faith and not for the purpose of undermining or conflicting with the agreements or arrangements contemplated hereby.

Section 7. Non-Disparagement. Subject to applicable law, each of the Parties covenants and agrees that, during the Cooperation Period, neither it nor any of its respective controlled Affiliates or Representatives shall in any way publicly disparage, comment negatively upon, slander, criticize, attempt to discredit, make derogatory statements with respect to, call into disrepute, defame, make or cause to be made any public statement or announcement that constitutes an ad hominem attack on, or otherwise disparages (or causes to be disparaged) the other Party or such other Party’s subsidiaries, Affiliates, successors, permitted assigns or Representatives, in each case in their capacities as such. Nothing in this Section 7 will (a) prevent either the Company or Bandera or any of their respective Affiliates or Representatives from complying with their respective disclosure obligations under any applicable law, legal process, subpoena, the rules of any stock exchange or any legal requirement or as part of a response to a request for information from any governmental authority with jurisdiction over the Party from whom information is sought (collectively, a “Legal Requirement”), (b) apply to any private communications between Bandera, its Affiliates and their respective Representatives, on the one hand, and the directors or officers of the Company, on the other hand, or (c) be deemed to prevent the Parties or any of their respective Affiliates or Representatives from bringing litigation to enforce the provisions of this Agreement or making counterclaims with respect to any proceeding initiated by or on behalf of a Party or its Affiliates or any of their respective Representatives.

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Section 8. Notices. Any notices, consents, determinations, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered (a) upon receipt, when delivered personally, (b) upon confirmation of receipt, when sent by e-mail (provided, that such confirmation is not automatically generated), or (c) one Business Day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the Party to receive the same. The addresses for such communications shall be:

If to the Company:

The Joint Corp.
16767 North Perimeter Drive, Suite 110
Scottsdale, Arizona
Attention: Chief Executive Officer
E-mail: peter.holt@thejoint.com

with a copy (which shall not constitute notice) to:

Greenberg Traurig, LLP
2375 E. Camelback Rd., Suite 800
Phoenix, Arizona 85016
Attention: Frank M. Placenti
E-mail: Frank.Placenti@gtlaw.com

If to Bandera:

c/o Bandera Partners LLC
50 Broad Street, Suite 1820
New York, New York 10004
Attention: Jefferson Gramm
E-mail: jeff@banderapartners.com

with a copy (which shall not constitute notice) to:

Olshan Frome Wolosky LLP
1325 Avenue of the Americas
New York, New York 10019
Attention: Ryan P. Nebel
E-mail: rnebel@olshanlaw.com

Section 9. Governing Law; Jurisdiction; Jury Waiver. This Agreement and all actions, suits or proceedings, including any counterclaims (whether based on contract, tort or otherwise) with respect to this Agreement or arising out of or relating to this Agreement or any action of the Parties in the negotiation, administration, performance or enforcement hereof, or for recognition and enforcement of any judgment in respect of this Agreement brought by the other Party or its successors or permitted assigns, shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. Each Party irrevocably agrees, to the fullest extent permitted by applicable law, that any action, suit or proceeding with respect to this Agreement or arising out of or relating to this Agreement or any action of the Parties in the negotiation, administration, performance or enforcement hereof, or for recognition and enforcement of any judgment in respect of this Agreement brought by the other Party or its successors or permitted assigns, shall be brought and determined exclusively in the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware) (the “Chosen Courts”). To the fullest extent permitted by applicable law, each Party hereby irrevocably submits with regard to any such action, suit or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the Chosen Courts and agrees that it will not bring any action relating to this Agreement in any court other than the Chosen Courts. To the fullest extent permitted by applicable law, each Party hereby irrevocably waives, and agrees not to assert in any such action, suit or proceeding, (a) any claim that it is not personally subject to the jurisdiction of the Chosen Courts for any reason, (b) any claim that it or its property is exempt or immune from jurisdiction of any Chosen Court or from any legal process commenced in the Chosen Courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) any claim that (i) such action or proceeding in any Chosen Court is brought in an inconvenient forum, (ii) the venue of such action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by the Chosen Courts. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY SUCH ACTION, SUIT OR PROCEEDING TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW.

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Section 10. Termination. Unless otherwise mutually agreed in writing by each Party, this Agreement shall terminate on the expiration of the Cooperation Period. Notwithstanding the foregoing, Sections 9 through 19 shall survive the termination or expiration of this Agreement. No termination of this Agreement shall relieve any Party from liability for any breach of this Agreement prior to such termination.

Section 11. Mandatory Injunctive Relief. Each Party acknowledges and agrees that any breach of any provision of this Agreement shall cause the other Party irreparable harm which would not be adequately compensable by money damages. Accordingly, in the event of a breach or threatened breach by a Party (or such Party’s respective Affiliates or Representatives, as applicable) of any provision of this Agreement, the other Party shall, to the fullest extent permitted by applicable law, be entitled to the remedies of injunction or other preliminary or equitable relief against the breaching Party (or such Party’s respective Affiliates or Representatives, as applicable), without having to prove irreparable harm or actual damages or post a bond or other security. The foregoing right shall, to the fullest extent permitted by applicable law, be in addition to such other rights or remedies that may be available to the non-breaching Party for such breach or threatened breach, including the recovery of money damages.

Section 12. Counterparts; Electronic Transmission. This Agreement may be executed in two or more counterparts, which together shall constitute a single agreement. Any signature to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, shall have the same effect as physical delivery of the paper document bearing the original signature.

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Section 13. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement, to the fullest extent permitted by applicable law, shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Each Party agrees to use its commercially reasonable best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any of such that is held invalid, void or unenforceable by a court of competent jurisdiction.

Section 14. No Waiver. Any waiver by any Party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a Party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver of, or deprive that Party of the right thereafter to insist upon strict adherence to, that term or any other term of this Agreement.

Section 15. Entire Agreement; Amendments. This Agreement, including the exhibits and schedules attached hereto, and the Confidentiality Agreement contain the entire understanding of the Parties with respect to the subject matter hereof. This Agreement may only be amended pursuant to a written agreement executed by each Party.

Section 16. Successors and Assigns. This Agreement may not be transferred or assigned by any Party without the prior written consent of the other Party. Any purported assignment without such consent shall, to the fullest extent permitted by applicable law, be null and void. Subject to the foregoing, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by and against the successors and permitted assigns of each Party.

Section 17. No Third-Party Beneficiaries. This Agreement is solely for the benefit of the Parties and is not enforceable by any other Person.

Section 18. Interpretation and Construction. Each Party acknowledges that it has been represented by independent counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said independent counsel. Each Party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the Parties shall be deemed the work product of all of the Parties and may not be construed against any Party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any Party that drafted or prepared it is of no application and is hereby expressly waived by each Party, and any controversy over any interpretation of this Agreement shall be decided without regards to events of drafting or preparation. The Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In this Agreement, (i) the word “including” (in its various forms) means “including, without limitation,” (ii) the words “hereunder,” “hereof,” “hereto” and words of similar import are references to this Agreement as a whole and not to any particular provision of this Agreement, and (iii) the word “or” is not exclusive.

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Section 19. Certain Defined Terms. For purposes of this Agreement:

(a) “Activist Investor” means any Person who is identified on the list delivered to Bandera in connection with the execution of this Agreement, it being understood that the Company may update such list from time to time after the date of this Agreement to reflect updates to the list of activist investors maintained by Diligent/Activist Insight (or any successor thereto) by prior written notice to the Bandera during the Cooperation Period. Activist Investors shall, as of the Effective Date, expressly include JCP Investment Management and any Affiliate thereof and Alta Fox Capital and any Affiliate or Representative thereof.

(b) “Affiliate” has the meaning set forth in Rule 12b-2 promulgated by the SEC under the Exchange Act and shall include all Persons that at any time during the term of this Agreement become Affiliates of any Person referred to in this Agreement; provided that none of the Company or its Affiliates or Representatives, on the one hand, and Bandera and its Affiliates or Representatives, on the other hand, shall be deemed to be “Affiliates” with respect to the other for purposes of this Agreement; provided, further, that “Affiliates” of a Person shall not include any entity solely by reason of the fact that one or more of such Person’s employees or principals serves as a member of such entity’s board of directors or similar governing body, unless such Person otherwise controls such entity; provided, further, that, with respect to Bandera, “Affiliates” shall not include any portfolio operating company (as such term is understood in the private equity industry) of any of Bandera or its Affiliates (unless such portfolio operating company is acting at the direction of Bandera or any of its Affiliates to engage in conduct prohibited by this Agreement).

(c) “Beneficial Ownership” means having the right or ability to vote, cause to be voted or control or direct the voting of any Voting Securities (in each case whether directly or indirectly, including pursuant to any agreement, arrangement or understanding, whether or not in writing); provided, that a Person shall be deemed to have “Beneficial Ownership” of any Voting Securities that such Person has a right, option or obligation to own, acquire or control or direct the voting of upon conversion, exercise, expiration, settlement or similar event (“Exercise”) under or pursuant to (i) any Derivative (whether such Derivative is subject to Exercise immediately or only after the passage of time or upon the satisfaction of one or more conditions) and (ii) any Synthetic Position that is required or permitted to be settled, in whole or in part, in Voting Securities. A Person shall be deemed to be the “Beneficial Owner” of, or to “Beneficially Own,” any securities that such Person has Beneficial Ownership of.

(d) “Business Day” means any day that is not (i) a Saturday, (ii) a Sunday or (iii) other day on which commercial banks in the State of New York are authorized or required to be closed by applicable law.

(e) “Cooperation Period” means the period commencing with the Effective Date and ending upon the earlier of (i) January 2, 2025 and (ii) thirty (30) days prior to the nomination deadline for the Company’s 2025 annual meeting of stockholders; provided, however, if the New Director has not been appointed to the Board on or prior to the close of business on the Appointment Date, the Cooperation Period shall terminate on January 3, 2024.

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(f) “Director Criteria” means that a Person qualifies as “independent” pursuant to SEC rules and regulations, applicable stock exchange listing standards and applicable corporate governance policies.

(g) “Exchange Act” means the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder).

(h) “Extraordinary Transaction” means any merger, consolidation, acquisition, tender or exchange offer, recapitalization, reorganization, liquidation, sale, lease, exchange or other disposition of all or substantially all of the assets of the Company or other business combination or extraordinary transaction involving the Company or any of its subsidiaries.

(i) “Party” means the Company and Bandera, individually, and “Parties” means the Company and Bandera, collectively.

(j) “Person” means any natural person, firm, corporation, partnership (whither general, limited or limited liability), limited liability company, trust, unincorporated association or other entity.

(k) “Prohibited Transferee” means (i) any Activist Investor and (ii) any Affiliate of Bandera that has not executed and delivered an instrument agreeing to be bound by and comply with this Agreement.

(l) “SEC” means the U.S. Securities and Exchange Commission.

(m) “Substantial Disposition” means any transaction or series of transactions pursuant to which Bandera Transfers or agrees to Transfer, through swap or hedging transactions or otherwise, any Voting Securities or any voting rights decoupled from the underlying Voting Securities held by Bandera or by any Affiliate of Bandera constituting 10% or more of the then-outstanding Voting Securities to any Person.

(n) “Synthetic Position” means any right, option, warrant, convertible security, stock appreciation right or other security, contract right or derivative position or similar right (including any “swap” transaction with respect to any security, other than a broad based market basket or index) (each of the foregoing, a “Derivative”), whether or not presently exercisable, that has an exercise or conversion privilege or a settlement payment or mechanism at a price related to the value of Voting Securities or a value determined in whole or in part with reference to, or derived in whole or in part from, the value of Voting Securities and that increases in value as the market price or value of Voting Securities increases or that provides an opportunity, directly or indirectly, to profit or share in any profit derived from any increase in the value of Voting Securities, in each case regardless of whether (x) it conveys any voting rights in such Voting Securities to any Person, (y) it is required to be or capable of being settled, in whole or in part, in Voting Securities, or (z) any Person (including the holder of such Synthetic Position) may have entered into other transactions that hedge its economic effect.

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(o) “Transfer” means, in any single transaction or series of related transactions, to sell, assign, pledge, hypothecate or otherwise transfer (or enter into any contract or other obligation regarding the future sale, assignment, pledge or transfer of) Beneficial Ownership.

(p) “Voting Securities” means the Common Stock and any other securities of the Company entitled to vote in the election of directors.

[Signature Pages Follow]

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IN WITNESS WHEREOF, each Party has executed this Agreement or caused the same to be executed by its duly authorized representative as of the Effective Date.

Company:

THE JOINT CORP.

By:	/s/ Peter Holt
Name:	Peter Holt
Title:	President and Chief Executive Officer

[SIGNATURE PAGE TO NOMINATION AND STANDSTILL AGREEMENT]

IN WITNESS WHEREOF, each Party has executed this Agreement or caused the same to be executed by its duly authorized representative as of the Effective Date.

Bandera:

Bandera Master Fund L.P.

By:	Bandera Partners LLC, its investment manager

By:	/s/ Jefferson Gramm
Name:	Jefferson Gramm
Title:	Managing Member

Bandera Partners LLC

By:	/s/ Jefferson Gramm
Name:	Jefferson Gramm
Title:	Managing Member

/s/ Gregory Bylinsky
Gregory Bylinsky

/s/ Jefferson Gramm
Jefferson Gramm

[SIGNATURE PAGE TO NOMINATION AND STANDSTILL AGREEMENT]

Exhibit A

Press Release

(to be attached)

The Joint Corp. Welcomes Jeff Gramm to the Board of Directors and Signs Standstill Agreement with Bandera Partners LLC

SCOTTSDALE, Ariz., Nov. 08, 2023 -- The Joint Corp. (NASDAQ: JYNT), the nation’s largest provider of chiropractic care through The Joint Chiropractic® network, will appoint Jeff Gramm to the board of directors, effective January 2, 2024 and nominate him for election to the board at the company’s 2024 Annual Meeting of shareholders. Gramm fills a vacated seat, and the current board size remains at seven.

The Joint’s lead director Matthew E. Rubel said, “We warmly welcome Jeff to the board. His fund has been a long-time investor in The Joint, and he fully understands the company’s opportunities. We believe Jeff will have valuable insights as the board oversees the continuing development of The Joint’s strategic plan and seeks to drive value for our shareholders.”

Gramm said, “The Joint has built a strong franchise network revolutionizing access to chiropractic care. I am excited to work with the board to implement initiatives to augment marketing, increase patient acquisition, improve profitability, and create value for all shareholders.”

Gramm’s appointment to the Board occurs in conjunction with a Nominating and Standstill Agreement with Bandera Partners, LLC and certain of its affiliates, which in aggregate own 3,937,296 shares of the company’s common stock, representing approximately 26.69% of the shares outstanding. Under the terms of that Agreement, Bandera has agreed to limit its beneficial ownership of the Company’s securities to its current ownership position and to abide by certain other customary standstill provisions, effective as of the date of the Agreement through the earlier of January 2, 2025 or the date which is thirty (30) days prior to the nomination deadline for the Company’s 2025 annual meeting of stockholders. Additional details about the Agreement are contained in a Form 8-K filed by the Company with the U.S. Securities and Exchange Commission on November 8, 2023.

Jeff Gramm

Jeff Gramm is a portfolio manager of Bandera Partners, a value-oriented investment partnership that he co-founded in 2006. He has served on several public company boards of directors, including Tandy Leather Factory, Rubicon Technology, Innovative Food Holdings, Ambassadors Group, Morgan’s Foods, and Peerless Systems. Gramm earned his MBA at Columbia Business School and his BA at University of Chicago.

About The Joint Corp. (NASDAQ: JYNT)

The Joint Corp. (NASDAQ: JYNT) revolutionized access to chiropractic care when it introduced its retail healthcare business model in 2010. Today, it is the nation’s largest operator, manager and franchisor of chiropractic clinics through The Joint Chiropractic network. The company is making quality care convenient and affordable, while eliminating the need for insurance, for millions of patients seeking pain relief and ongoing wellness. With more than 900 locations nationwide and over 12 million patient visits annually, The Joint Chiropractic is a key leader in the chiropractic industry. Consistently named to Franchise Times “Top 500+ Franchises” and Entrepreneur’s “Franchise 500” lists and recognized by FRANdata with the TopFUND award, as well as Franchise Business Review’s “Top Franchise for 2023,” “Most Profitable Franchises” and “Top Franchises for Veterans” ranking, The Joint Chiropractic is an innovative force, where healthcare meets retail.

For more information, visit www.thejoint.com. To learn about franchise opportunities, visit www.thejointfranchise.com.

Business Structure

The Joint Corp. is a franchisor of clinics and an operator of clinics in certain states. In Arkansas, California, Colorado, District of Columbia, Florida, Illinois, Kansas, Kentucky, Maryland, Michigan, Minnesota, New Jersey, New York, North Carolina, Oregon, Pennsylvania, Rhode Island, South Dakota, Tennessee, Washington, West Virginia and Wyoming, The Joint Corp. and its franchisees provide management services to affiliated professional chiropractic practices.

Media Contact: Margie Wojciechowski, The Joint Corp., margie.wojciechowski@thejoint.com

Investor Contact: Kirsten Chapman, LHA Investor Relations, 415-433-3777, thejoint@lhai.com

EXHIBIT B

Form of Confidentiality Agreement

(see attached)

CONFIDENTIALITY AGREEMENT

November __, 2023

Bandera Master Fund L.P.

50 Broad Street, Suite 1820

New York, New York 10004

Attention: Jefferson Gramm

Dear Mr. Gramm:

Reference is made to the Nomination and Standstill Agreement (as the same may be amended, the “Nomination and Standstill Agreement”), dated as of November , 2023, by and among The Joint Corp., a Delaware corporation (together with its subsidiaries, the “Company”) and Bandera Master Fund L.P., Bandera Partners LLC, Gregory Bylinsky and Jefferson Gramm (each, an “Investor”, and collectively, the “Investors”). Each of the Company and the Investors may be referred to in this Agreement as a “Party”, and collectively the “Parties”. Capitalized terms used herein but not otherwise defined herein have the meanings set forth in the Nomination and Standstill Agreement.

In connection with the appointment of the New Director to the Board, the New Director will Receive (as defined below) in the course of his or her service as a director of the Company, certain nonpublic, confidential and/or proprietary information concerning the Company, referred to herein as Confidential Information (as defined below), and in connection with such service, the New Director desires to provide to or discuss with the Investors and their Representatives (as defined below) portions of the Confidential Information, subject to the terms hereof. As a condition to entering into the Nomination and Standstill Agreement and to the Company’s willingness to permit the New Director to share Confidential Information with the Investors and their Representatives, the Investors agree that all Confidential Information that is Received by each Investor or such Investor’s Representatives shall be treated in accordance with this Confidentiality Agreement (as the same may be amended, this “Agreement”).

1. Certain Definitions. As used in this Agreement:

(a) “Confidential Information” means all confidential, proprietary and/or non-public information, data, documents, agreements, files and other materials, as well as the views, opinions, plans or strategy of the Board, concerning the Company or any of its subsidiaries or Affiliates, whether in verbal, visual, written, electronic or other form, which is made available to the Investors or their Representatives by or on behalf of the New Director, after the date hereof, to the extent that such Information was Received by the New Director in his or her capacity as a director of the Company (“Primary Information”), together, in each case, with all notes, memoranda, summaries, analyses, studies, compilations, reports, forecasts, samples and other writings or documents relating to or based upon Primary Information prepared by the Investors or their Representatives (“Secondary Information”). Notwithstanding the foregoing, the term “Confidential Information” shall not include information that the Investors can reasonably demonstrate (i) was already in the possession of the Investors, their Representatives or the New Director prior to the date hereof or when such information is received from the Company, (ii) was or is independently developed by the Investors, their Representatives or the New Director without use of Confidential Information, (iii) is now, or hereafter becomes, available to the public other than as a result of disclosure by the Investors prohibited by this Agreement (provided that any disclosure by the Investors to which the Company consents in advance shall be deemed to not be prohibited by this Agreement), (iv) becomes available to the Investors, their Representatives or the New Director on a non-confidential basis from a source other than the Company or any of its Representatives and such source is not, to the knowledge of the Investors, following reasonable inquiry, (1) under any obligation to the Company or any of its Representatives to keep such information confidential or (2) otherwise prohibited from transmitting such information by a contractual, legal or fiduciary obligation, or (v) is disclosed as provided in Section 2(b).

(b) “Receive” means all information that is provided to the New Director or to the Investor or its, his, her or their Representatives as a result of or in the course of the New Director’s service as a director of the Company.

Notwithstanding any other provision of this Agreement, neither the term “Representative” nor the term “Affiliate”, when used with respect to the Investors, shall include any of the Investors’ or any of their Affiliates’ operating or portfolio companies or affiliated investment funds that do not receive Confidential Information from the Investors. The Company acknowledges that the Investors’ or their respective Affiliates’ members, partners, directors, officers, employees or the like may serve as directors of the Investors’ or their Affiliates’ operating companies or portfolio companies of investment funds managed by the Investors or an Affiliate thereof, and the Company agrees that such operating or portfolio companies will not be deemed to have received Confidential Information solely because any such individual serves on the board of such operating or portfolio company; provided that (i) such individual has not provided such operating or portfolio company or any other board member or any officer, employee or other representative of such operating or portfolio company with Confidential Information and (ii) such operating or portfolio company does not in any way use such Confidential Information or otherwise act at the direction of or with encouragement from the Investors or their Representatives with respect to any matters contemplated hereby.

2. Confidentiality and Use of Confidential Information.

(a) Confidentiality of Confidential Information. Subject to the terms and conditions hereof, the New Director may share and discuss Confidential Information with the Investors. The Investors agree, and agree to cause their Representatives, to keep all Confidential Information strictly confidential and not disclose Confidential Information to any Person other than those of their Representatives who need to know such Confidential Information to assist an Investor for the purposes of advising, monitoring and evaluating such Investor’s investment in the Company, or as otherwise permitted by this Agreement; provided, however, that with respect to any such disclosure of Confidential Information, the Investors shall furnish to such Representative only that portion of the Confidential Information necessary for the purposes of advising, monitoring and evaluating such Investor’s investment in the Company, or as otherwise permitted by this Agreement. Before providing access to Confidential Information to any Representative, the Investor shall inform such Representative of the contents of this Agreement and the confidentiality of the Confidential Information, and shall advise such Representative that, by accepting possession of or access to such information, such Representative is agreeing to be bound by this Agreement. The Investors shall instruct their Representatives to observe the terms of this Agreement and shall be responsible for any breach of this Agreement by any of their Representatives.

(b) Compulsory Disclosure of Confidential Information. If an Investor or any of such Investor’s Representatives is legally required in any proceeding or governmental inquiry, including any judicial or administrative proceeding, or by any governmental or regulatory authority (whether by deposition, interrogatory, request for documents, subpoena, civil investigative demand or otherwise), or is otherwise legally required pursuant to applicable law or regulation (in each case if and as determined based on advice of counsel), to disclose any Confidential Information, such Investor shall (to the extent permissible under applicable law or the terms of such demand or request), if reasonably practicable, give the Company prompt notice of such request or requirement so that the Company may, at the Company’s sole expense, seek an appropriate protective order, and, upon the Company’s request and at the Company’s sole expense, shall provide reasonable cooperation to the Company in seeking such an order. If such Investor is nonetheless compelled to disclose Confidential Information, such Investor (or such Representative of such Investor to whom such request is directed) will furnish only that portion of the Confidential Information that, on the advice of counsel, is legally required to be disclosed and, upon the Company’s request, use its reasonable best efforts, at the Company’s sole expense, to obtain assurances that confidential treatment will be accorded to such information, and shall (to the extent permissible under applicable law or the terms of such demand or request) provide the Company with the text of the proposed disclosure as reasonably far in advance of its disclosure as is practicable and shall in good faith consult with and consider the suggestions of the Company concerning the nature and scope of the information it proposes to disclose. Notwithstanding anything to the contrary contained herein, the Company and the Investors or any Representative thereof may disclose this Agreement in connection with the enforcement of any terms of this Agreement.

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(c) Securities Law Restrictions. Each Investor hereby acknowledges that it understands that: (a) the Confidential Information may contain or constitute material non-public information concerning the Company and its Affiliates; (b) the requirements of Regulation FD promulgated by the U.S. Securities and Exchange Commission constitutes one of several reasons that the Confidential Information must be kept in confidence; and (c) trading in the Company’s securities while in possession of material nonpublic information or communicating that information to any other Person who trades in such securities could subject the Investors to liability under the U.S. federal and state securities laws, and the rules and regulations promulgated thereunder, including Section 10(b) of the Exchange Act of 1934, as amended, and Rule 10b-5 promulgated thereunder. Nothing herein shall constitute an admission by a Party that any Confidential Information in fact contains material non-public information concerning the Company. The Company shall provide the Investors with at least two (2) business days’ advance written notice when the trading window under the Company’s insider trading policy is open or closed, or when a trading blackout period has begun or ended, and directors or officers of the Company are permitted (or prohibited) to trade in securities of the Company. Notwithstanding anything to the contrary contained in this Agreement but subject to this Section 2(c), nothing contained in this Agreement shall prevent or limit the Investors from purchasing or selling or otherwise trading (or offering to do so) securities of the Company (and the Investors are hereby expressly permitted to purchase, sell or otherwise trade (or offer to do so) securities of the Company) during each trading window, subject to the terms of the Nomination and Standstill Agreement and applicable law.

3. Accuracy of Confidential Information; No Representations or Warranties. The Investors acknowledge and agrees that no representation or warranty, express or implied, is made by the Company, or any of its respective Representatives, as to the accuracy or completeness of the Confidential Information. Neither the Company nor any of its Representatives shall have any liability to the Investors or any of their Representatives on account of the use of any Confidential Information by the Investors or any of their Representatives or any inaccuracy therein or omission therefrom. This Agreement shall not create any obligation on the part of the Company or its Representatives to provide the Investors or their Representatives with any Confidential Information, or update or correct any previously provided Confidential Information, nor shall it entitle the Investors or its Representatives (other than the New Director in his or her capacity as a director of the Company) to participate in any meeting of the Board or any committee thereof.

4. Return and Destruction of Confidential Information. Upon the Company’s written demand (email being sufficient) following the termination of this Agreement in accordance with its terms, the Investors shall promptly (and in no event later than ten (10) business days after such request) at the Investors’ option, either (x) return or cause to be returned to the Company, or (y) erase or destroy all copies of all Confidential Information in the possession or control of the Investors or their Representatives (and certify to the Company such erasure or destruction), provided, that, the foregoing shall not be applicable to Secondary Information. Notwithstanding anything to the contrary contained herein, the Investors and their Representatives shall: (a) be permitted to retain copies of Confidential Information if such retention is required by law, regulation or professional standards; (b) not be required to destroy copies of Confidential Information maintained in accordance with pre-existing, bona fide institutional policies concerning the archiving of stored information; and (c) not be required to return or destroy Confidential Information that has been recorded as a result of automatic electronic archiving and back-up procedures; provided, that, such Investor’s obligations hereunder to maintain the confidentiality of such retained Confidential Information shall survive for such period of time as such Confidential Information is maintained.

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5. Remedies. Each Party acknowledges and agrees that any breach of any provision of this Agreement shall cause the other Party irreparable harm which would not be adequately compensable by money damages. Accordingly, in the event of a breach or threatened breach by a Party of any provision of this Agreement, the other Party shall, to the fullest extent permitted by applicable law, be entitled to the remedies of injunction or other preliminary or equitable relief, without having to prove irreparable harm or actual damages or post a bond or other security. The foregoing right shall, to the fullest extent permitted by applicable law, be in addition to such other rights or remedies that may be available to the non-breaching Party for such breach or threatened breach, including the recovery of money damages.

6. Miscellaneous.

(a) Entire Agreement; Amendments. This Agreement and the Nomination and Standstill Agreement contain the sole and entire agreement of the Parties with respect to confidential information. This Agreement may only be amended pursuant to a written agreement executed by each Party.

(b) Fiduciary Duties. This Agreement shall not relieve the New Director from, any fiduciary duties to the Company and its stockholders that the New Director may have under applicable law.

(c) No Waiver of Privilege. To the extent that any Confidential Information includes materials subject to the attorney-client privilege, the Company is not waiving, and shall not be deemed to have waived or diminished, its attorney work-product protections, attorney-client privileges or similar protections and privileges as a result of disclosing any Confidential Information (including Confidential Information related to pending or threatened litigation) to the Investors or any of their Representatives.

(d) Term. The rights of the New Director to share and discuss Confidential Information with the Investors and/or their Representatives hereunder shall terminate at the close of business on the date on which the New Director ceases to serve on the Board. Except as otherwise set forth in the proviso to the last sentence of Section 4, the obligations and restrictions of the Investors hereunder shall terminate on the date that is nine months after the date on which the New Director ceases to serve on the Board.

(e) No Waiver. Any waiver by any Party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a Party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver of, or deprive that Party of the right thereafter to insist upon strict adherence to, that term or any other term of this Agreement.

(f) Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

(g) Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been delivered (i) upon receipt, when delivered personally, (ii) upon confirmation of receipt, when sent by e-mail (provided, that such confirmation is not automatically generated), or (iii) one Business Day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the Party to receive the same. Such communications must be sent to the respective Parties at the addresses set out in the Nomination and Standstill Agreement (or to such other address that may be designated by a Party from time to time in accordance with this Section 6(f)).

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(h) Governing Law; Jurisdiction; Jury Waiver. This Agreement and all actions, proceedings or counterclaims (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or any action of the Company or the Investors in the negotiation, administration, performance or enforcement hereof shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. Each Party irrevocably agrees that any legal action or proceeding with respect to this Agreement and any rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and any rights and obligations arising hereunder brought by the other Party or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware) (the “Chosen Courts”). Each Party hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the Chosen Courts and agrees that it will not bring any action relating to this Agreement in any court other than the Chosen Courts. Each Party hereby irrevocably waives, and agrees not to assert in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the Chosen Courts for any reason, (b) any claim that it or its property is exempt or immune from jurisdiction of any Chosen Court or from any legal process commenced in the Chosen Courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable legal requirements, any claim that (i) the suit, action or proceeding in any Chosen Court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by the Chosen Courts. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.

(i) Assignment. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by any Party without the prior written consent of the non-assigning Party. Any purported assignment without such consent shall be void and unenforceable.

(j) Joint Drafting. The Parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

(k) Counterparts; Electronic Transmission. This Agreement may be executed in two or more counterparts, which together shall constitute a single agreement. Any signature to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, shall have the same effect as physical delivery of the paper document bearing the original signature.

[Remainder of Page Intentionally Blank]

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If the foregoing correctly sets forth our agreement with respect to the matters set forth herein, please so indicate by signing two copies of this Agreement and returning one signed copy to me, whereupon this Agreement shall constitute our binding agreement with respect to the matters set forth herein.

Very truly yours,

THE JOINT CORP., a Delaware corporation

By: _______________________________________

Name: Peter Holt

Title: President and Chief Executive Officer

[SIGNATURE PAGE TO CONFIDENTIALITY AGREEMENT]

Accepted and agreed to as of the date first written above:

BANDERA MASTER FUND L.P.

By: Bandera Partners LLC, its investment manager

By: _______________________________________

Name: Jefferson Gramm

Title: Managing Member

BANDERA PARTNERS LLC

By: _______________________________________

Name: Jefferson Gramm

Title: Managing Member

Gregory Bylinsky

Jefferson Gramm

[SIGNATURE PAGE TO CONFIDENTIALITY AGREEMENT]